UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934(1)


                                (AMENDMENT NO. 1)

                                  CYTOGEN CORP.
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)

                                   232824 30 0
                                 (CUSIP Number)

                                DECEMBER 31, 2005
             (Date of Event Which Requires Filing of this Statement)


            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                |_| Rule 13d-1(b)

                                |X| Rule 13d-1(c)

                                |_| Rule 13d-1(d)



______________________

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

           The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP No. 232824 30 0                   13G                   Page 2 of 14 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                ProQuest Investments II, L.P. 22-3764772

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**      (a) |_|
                                                                  (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                5.       SOLE VOTING POWER NUMBER OF
 NUMBER OF
                         -0-
   SHARES       -------- -------------------------------------------------------
                6.       SHARED VOTING POWER
BENEFICIALLY
                         532,608
  OWNED BY      -------- -------------------------------------------------------
                7.       SOLE DISPOSITIVE POWER
    EACH
                         -0-
  REPORTING     -------- -------------------------------------------------------
                8.       SHARED DISPOSITIVE POWER
PERONS WITH
                         532,608
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          532,608
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                            |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          2.8%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 232824 30 0                   13G                   Page 3 of 14 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                ProQuest Investments III, L.P. 20-0992411

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**      (a) |_|
                                                                  (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                5.       SOLE VOTING POWER NUMBER OF
 NUMBER OF
                         -0-
   SHARES       -------- -------------------------------------------------------
                6.       SHARED VOTING POWER
BENEFICIALLY
                         1,363,563
  OWNED BY      -------- -------------------------------------------------------
                7.       SOLE DISPOSITIVE POWER
    EACH
                         -0-
  REPORTING     -------- -------------------------------------------------------
                8.       SHARED DISPOSITIVE POWER
PERONS WITH
                         1,363,563
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,363,563
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                            |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.2%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 232824 30 0                   13G                   Page 4 of 14 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                ProQuest Investments II Advisors Fund, L.P. 22-3784567

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**      (a) |_|
                                                                  (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                5.       SOLE VOTING POWER NUMBER OF
 NUMBER OF
                         -0-
   SHARES       -------- -------------------------------------------------------
                6.       SHARED VOTING POWER
BENEFICIALLY
                         12,818
  OWNED BY      -------- -------------------------------------------------------
                7.       SOLE DISPOSITIVE POWER
    EACH
                         -0-
  REPORTING     -------- -------------------------------------------------------
                8.       SHARED DISPOSITIVE POWER
PERONS WITH
                         12,818
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          12,818
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                            |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.1%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          PN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 232824 30 0                   13G                   Page 5 of 14 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                ProQuest Associates II LLC     22-3764735

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**      (a) |_|
                                                                  (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                5.       SOLE VOTING POWER NUMBER OF
 NUMBER OF
                         -0-
   SHARES       -------- -------------------------------------------------------
                6.       SHARED VOTING POWER
BENEFICIALLY
                         545,426
  OWNED BY      -------- -------------------------------------------------------
                7.       SOLE DISPOSITIVE POWER
    EACH
                         -0-
  REPORTING     -------- -------------------------------------------------------
                8.       SHARED DISPOSITIVE POWER
PERONS WITH
                         545,426
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          545,426
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                            |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          2.9%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          OO
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 232824 30 0                   13G                   Page 6 of 14 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                ProQuest Associates III LLC     22-0992451

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**      (a) |_|
                                                                  (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------- ----------------------------------------------------------------------
                5.       SOLE VOTING POWER NUMBER OF
 NUMBER OF
                         -0-
   SHARES       -------- -------------------------------------------------------
                6.       SHARED VOTING POWER
BENEFICIALLY
                         1,363,563
  OWNED BY      -------- -------------------------------------------------------
                7.       SOLE DISPOSITIVE POWER
    EACH
                         -0-
  REPORTING     -------- -------------------------------------------------------
                8.       SHARED DISPOSITIVE POWER
PERONS WITH
                         1,363,563
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,363,563
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                            |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.2%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          OO
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 232824 30 0                   13G                   Page 7 of 14 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                Jay Moorin

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**      (a) |_|
                                                                  (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------- ----------------------------------------------------------------------
                5.       SOLE VOTING POWER NUMBER OF
 NUMBER OF
                         -0-
   SHARES       -------- -------------------------------------------------------
                6.       SHARED VOTING POWER
BENEFICIALLY
                         1,908,989
  OWNED BY      -------- -------------------------------------------------------
                7.       SOLE DISPOSITIVE POWER
    EACH
                         -0-
  REPORTING     -------- -------------------------------------------------------
                8.       SHARED DISPOSITIVE POWER
PERONS WITH
                         1,908,989
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,908,989
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                            |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.9%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 232824 30 0                   13G                   Page 8 of 14 Pages


--------- ----------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                Alain Schreiber

--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**      (a) |_|
                                                                  (b) |X|

--------- ----------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Resident Alien
--------- ----------------------------------------------------------------------
                5.       SOLE VOTING POWER NUMBER OF
 NUMBER OF
                         -0-
   SHARES       -------- -------------------------------------------------------
                6.       SHARED VOTING POWER
BENEFICIALLY
                         1,908,989
  OWNED BY      -------- -------------------------------------------------------
                7.       SOLE DISPOSITIVE POWER
    EACH
                         -0-
  REPORTING     -------- -------------------------------------------------------
                8.       SHARED DISPOSITIVE POWER
PERONS WITH
                         1,908,989
--------- ----------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,908,989
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES**                                            |_|


--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.9%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON**

          IN
--------- ----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 232824 30 0                   13G                   Page 9 of 14 Pages


ITEM 1(A).    NAME OF ISSUER.

     Cytogen Corp. (the "Company").

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

     The Company's principal executive offices are located at 650 College Road East, Suite 3100, Princeton, NJ 08540-5308.

ITEMS 2(A).   NAME OF PERSON FILING.

     This statement is filed on behalf of the following persons with respect to shares of common stock of the Company ( the "Shares") in connection with a private placement of the Company's securities.

     (i)  ProQuest   Investments  II,  L.P.,  a  Delaware  limited   partnership
("Investments II"), with respect to Shares beneficially owned by it;

     (ii)  ProQuest   Investments  III,  L.P.  a  Delaware  limited  partnership
("Investments III"), with respect to Shares beneficially owned by it;

     (iii) ProQuest Investments II Advisors Fund, L.P., a Delaware limited partnership ("Advisors Fund"), with respect to Shares beneficially owned by it;

     (iv) ProQuest Associates II LLC, a Delaware limited liability company ("Associates II"), as General Partner of Investments II and Advisors Fund, with respect to Shares beneficially owned by Investments II and Advisors Fund;

     (v) ProQuest Associates III LLC, a Delaware limited liability company ("Associates III"), as General Partner of Investments III, with respect to Shares beneficially owned by Investments III;

     (vi) Jay Moorin, an individual and a member of Associates II and Associates III ("Moorin"), with respect to Shares beneficially owned by Investments II, Advisors Fund, and Investments III; and

     (vii) Alain Schreiber, an individual and a member of Associates II and Associates III ("Schreiber"), with respect to Shares beneficially owned by Investments II, Advisors Fund, and Investments III.

     The foregoing persons are hereinafter are referred to collectively as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

     The address of the principal business office of each of the Reporting Persons is 90 Nassau Street, 5th Floor, Princeton, NJ 08542.

CUSIP No. 232824 30 0                   13G                  Page 10 of 14 Pages


ITEM 2(C).    CITIZENSHIP.

     Mr. Moorin is a United States citizen. Mr. Schreiber is a United States resident alien. Investments II, Investments III, and Advisors Fund are Delaware limited partnerships organized under the laws of the State of Delaware.
Associates II and Associates III are Delaware limited liability companies organized under the laws of the State of Delaware.

ITEM 2(D).    TITLE OF CLASS OF SECURITIES.

     Common stock, par value $0.01 per share.

ITEM 2(E).    CUSIP NUMBER.

     232824 30 0

ITEM 3.

     If this statement is filed pursuant to Rules 13d-1(b) or 13d- 2(b) or (c), check whether the person filing is a:

     (a) |_| Broker or dealer registered under Section 15 of the Act,

     (b) |_| Bank as defined in Section 3(a)(6) of the Act,

     (c) |_| Insurance Company as defined in Section 3(a)(19) of the Act,

     (d) |_| Investment Company registered under Section 8 of the Investment Company Act of 1940,

     (e) |_| Investment Adviser in accordance with Rule 13d-1 (b)(1)(ii)(E),

     (f) |_| Employee  Benefit Plan or Endowment  Fund in accordance  with 13d-1
             (b)(1)(ii)(F),

     (g) |_| Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

     (h) |_| Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

     (i) |_| Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

     (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box: |X|

CUSIP No. 232824 30 0                   13G                  Page 11 of 14 Pages


ITEM 4.       OWNERSHIP.

     The percentages used herein are calculated based upon 18,741,488 shares issued and outstanding, as of November 10, 2005, based upon the Company's Form 10-Q for the quarterly period ending September 30, 2005. As of the close of business on December 31, 2005, the Reporting Persons owned shares of the Company's common stock in the amounts and percentages listed below:

         A.  PROQUEST INVESTMENTS II, L.P.

         (a) Amount beneficially owned: 532,608

         (b) Percent of class: 2.8%

         (c) (i)   Sole power to vote or direct the vote: -0-

             (ii)  Shared power to vote or direct the vote: 532,608

             (iii) Sole power to dispose or direct the disposition: -0-

             (iv)  Shared  power to  dispose  or  direct  the  disposition:
                   532,608

         B.  PROQUEST INVESTMENTS III, L.P.

         (a) Amount beneficially owned: 1,363,563

         (b) Percent of class: 7.2%

         (c) (i)   Sole power to vote or direct the vote: -0-

             (ii)  Shared power to vote or direct the vote: 1,363,563

             (iii) Sole power to dispose or direct the disposition: -0-

             (iv)  Shared  power to  dispose  or  direct  the  disposition:
                   1,363,563

         C.  PROQUEST INVESTMENTS II ADVISORS FUND, L.P.

         (a) Amount beneficially owned: 12,818

         (b) Percent of class: 0.1%

         (c) (i)   Sole power to vote or direct the vote: -0-

             (ii)  Shared power to vote or direct the vote: 12,818

             (iii) Sole power to dispose or direct the disposition: -0-

             (iv)  Shared power to dispose or direct the disposition: 12,818

CUSIP No. 232824 30 0                   13G                  Page 12 of 14 Pages


         D.  PROQUEST ASSOCIATES II LLC

         (a) Amount beneficially owned: 545,426

         (b) Percent of class: 2.9%

         (c) (i)   Sole power to vote or direct the vote: -0-

             (ii)  Shared power to vote or direct the vote: 545,426

             (iii) Sole power to dispose or direct the disposition: -0-

             (iv)  Shared  power to  dispose  or  direct  the  disposition:
                   545,426

         E.  PROQUEST ASSOCIATES III LLC

         (a) Amount beneficially owned: 1,363,563

         (b) Percent of class: 7.2%

         (c) (i)   Sole power to vote or direct the vote: -0-

             (ii)  Shared power to vote or direct the vote: 1,363,563

             (iii) Sole power to dispose or direct the disposition: -0-

             (iv)  Shared  power to  dispose  or  direct  the  disposition:
                   1,363,563

         F.  JAY MOORIN

         (a) Amount beneficially owned: 1,908,989

         (b) Percent of class: 9.9%

         (c) (i)   Sole power to vote or direct the vote: -0-

             (ii)  Shared power to vote or direct the vote: 1,908,989

             (iii) Sole power to dispose or direct the disposition: -0-

             (iv)  Shared  power to  dispose  or  direct  the  disposition:
                   1,908,989

         G.  ALAIN SCHREIBER

         (a) Amount beneficially owned: 1,908,989

         (b) Percent of class: 9.9%

         (c) (i)   Sole power to vote or direct the vote: -0-

CUSIP No. 232824 30 0                   13G                  Page 13 of 14 Pages


             (ii)  Shared power to vote or direct the vote: 1,908,989

             (iii) Sole power to dispose or direct the disposition: -0-

             (iv)  Shared  power to  dispose  or  direct  the  disposition:
                   1,908,989

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     To the knowledge of the Reporting Persons, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, a number of the Shares which represents more than five percent of the number of outstanding shares of the Shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable.

ITEM 10.     CERTIFICATIONS.

     Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CUSIP No. 232824 30 0                   13G                  Page 14 of 14 Pages


DATED:  February 10, 2006

                                          /s/ Pasquale DeAngelis
                                          --------------------------------------
                                          Pasquale  DeAngelis,  as a  member  of
                                          ProQuest  Associates  III  LLC  and on
                                          behalf of  ProQuest  Investments  III,
                                          L.P.,  and  as a  member  of  ProQuest
                                          Associates  II LLC  and on  behalf  of
                                          ProQuest   Investments  II,  L.P.  and
                                          ProQuest Investments II Advisors Fund,
                                          L.P.


                                                            *
                                          --------------------------------------
                                          Jay Moorin, individually


                                                            *
                                          --------------------------------------
                                          Alain Schreiber, individually



*By: /s/ Pasquale DeAngelis
     ------------------------------------
     Pasquale DeAngelis, Attorney-in-Fact
     Power of Attorney previously filed with the
     Securities and Exchange Commission

                                  Index Exhibit

                                  SCHEDULE 13G


EXHIBIT NUMBER    EXHIBIT DESCRIPTION
--------------    -------------------

99.1              Joint Filing Agreement